Exhibit 99.1

For additional information, contact:
Richard D. Callicutt II
President and Chief Executive Officer
David B. Spencer
Senior Executive Vice President and Chief Financial Officer
(336) 869-9200

BNC BANCORP ANNOUNCES
ACQUISITION OF CERTUSBANK, N.A. BRANCHES

High Point, NC (October 19, 2015) - BNC Bancorp (“BNC,” NASDAQ: BNCN), the parent company for Bank of North Carolina (the “Bank”), today announced the completion of the previously announced acquisition from CertusBank, N.A. (“Certus”) of customer deposits, loans and seven branches of Certus’ South Carolina banking operation. In connection with the acquisition, the Bank assumed approximately $175 million in customer deposits and acquired approximately $188 million in loans. The branches, which are located in the communities of Greenville, Spartanburg, Easley, Greer and Mauldin, South Carolina, will reopen Monday, October 19 as BNC Bank and the employees of Certus will be retained as employees of the Bank.

The transaction expands the Bank’s concentration in the Upstate Region, one of the fastest growing and most dynamic regions in the Southeast and one where further expansion has been a high priority for the Bank. Speaking on the transaction, BNC’s President and Chief Executive Officer, Rick Callicutt, said, “We’re pleased to close this transaction with Certus and look forward to ‘Delivering More’ to each and every one of our new customers.”

Troutman Sanders LLP provided legal counsel to BNC, while Banks Street Partners, LLC served as financial advisor to BNC. Nelson Mullins Riley & Scarborough LLP and James-Bates-Brannan-Groover-LLP provided legal counsel to Certus, while Sandler O’Neill + Partners LP and Keefe, Bruyette & Woods served as financial advisors to Certus.

ABOUT BNC BANCORP

Headquartered in High Point, North Carolina, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with total assets of $5.4 billion. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 64 banking offices in Virginia, North and South Carolina. The Bank’s 19 locations in South Carolina and nine locations in Virginia operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is traded and quoted in the NASDAQ Capital Market under the symbol “BNCN.” BNC Bancorp’s website is www.bncbancorp.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements regarding the anticipated timing and impact of Bank of North Carolina’s purchase and assumption of certain loans and deposits of CertusBank, N.A. Such statements are based on our current beliefs and expectations are inherently subject to risks and uncertainties, many of which are beyond our control. Potential risks and uncertainties include, but are not limited to, the risk of not receiving required regulatory approvals and changes in local and national economic conditions. Accordingly, actual results may differ materially from those in such forward-looking statements. BNC Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.